February 26, 2003

Mr. Ronald N. Warner
10 Stockton Drive
Voorhees, New Jersey 08043

Dear Ron:

I am pleased to confirm the following adjustments to your compensation, in recognition of your status as a member of my Leadership Team.

  Your target bonus under our Performance Incentive Plan has increased from 45% to 50% of your salary.

  As a Senior Vice President and member of my Leadership Team, you will be eligible additional protection for Alpharma's Executive Severance and Change of Control Plans. The Severance Plan provides for 18 months of salary continuation should your employment be terminated by the Company for any reason other than "for Cause". All vested stock options will remain exercisable for 30 days following termination date, and all unvested stock options will be forfeited.

The Change of Control Plan provides for an additional 12 months of salary continuation (30 months total) should certain changes to the Company's ownership structure occur and, for a two-year period following such change, your employment is terminated for any reason other than "for Cause", or there is a diminution in your job responsibilities, or your job is relocated more than 50 miles away. All outstanding stock options will become vested upon a Change of Control and will remain exercisable through the remaining stock option periods.

During any periods of salary continuation, you will continue to participate in the company's healthcare plans at normal employee rates and be covered under the Company's Life Insurance and Accidental Death and Dismemberment Plans.
  Beginning with the effective date of your new position, you will receive an Executive Allowance at the Leadership Team level of $28,600 per year (taxable) for automobile costs, insurance and financial planning assistance.

In all other respects, the terms of your original offer letter continue to apply.

Ron, we believe that this enhanced package provides you with the necessary incentives to be fully devoted to the ongoing success of our business. I look forward to working with you as a key member of my Leadership Team.

Sincerely,

/s/ Ingrid Wiik

Ingrid Wiik
CEO & President

cc: George Rose